Exhibit 10.14

RETENTION AGREEMENT

This AGREEMENT is made and entered into as of this 24th day of May, 2006, by and between PacifiCorp, an Oregon corporation (“Company”) and Andrew P. Haller (“Employee”).

WHEREAS, Employee is currently employed by Company as Senior Vice President, General Counsel and Corporate Secretary; and

WHEREAS, Employee is a participant in the PacifiCorp Executive Severance Plan December 1, 1996 (as amended and restated effective December 1, 1998) (“Severance Plan”); and

WHEREAS, Employee is a participant in the PacifiCorp Supplemental Executive Retirement Plan dated January 1, 1996 (as amended through amendment no. 8) (the “SERP”); and

WHEREAS, a Change in Control, as defined in the SERP, has occurred; and

WHEREAS, pursuant to section 3.9 of the SERP, Employee is entitled to certain benefit enhancements if Employee voluntarily resigns employment at least 12 months, and no more than 14 months after such Change in Control ; and

WHEREAS, Company desires that Employee not voluntarily resign employment for a period of time, but waive certain claims;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, Company and Employee hereby agree as follows:

1.        Employee agrees not to voluntarily resign from employment with Company prior to December 31, 2006 (“Retention Date”).

2.        If Employee has not resigned or been terminated for cause prior to the Retention Date, Company will give Employee the enhanced benefit described in the SERP Section 3.9(a) for employees who voluntarily terminate their employment at least 12 months and no more than 14 months after a Change in Control (as defined in the SERP). These benefits will be given regardless of whether the Retention Date is 12 to 14 months after a Change in Control.

3.        Company agrees that Employee is entitled to the SERP Section 3.9(a) enhanced benefits in the case of involuntary termination (as defined in the SERP) occurring prior to the Retention Date regardless of whether Employee thereafter resigns or is terminated for other than cause.

4.        In no event is Employee entitled to twice the enhanced benefits described in the SERP Section 3.9.

5.        If Employee has not resigned or been terminated for cause prior to the Retention Date and provided Employee complies with Section 3.04 and Articles IV, V and VI of the Severance Plan, Employee shall be entitled to Change in Control severance benefits under Section 4.01-1 of the Severance Plan regardless of whether Employee thereafter resigns or is terminated for other than cause. This Agreement does not affect the terms of, or any entitlement to benefits pursuant to the Severance Plan or other benefit plans except as stated herein.

6.        Employee for himself/herself and family, heirs, executors, administrators, legal representatives and their respective successors and assigns, does hereby release and forever discharge Company and any of its subsidiaries or related or affiliated companies, their successors and assigns, and their current or former directors, officers, employees, shareholders or agents from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to any and all claims under any applicable laws arising under or in connection with Employee’s employment to date, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act (“ADEA”) (as further described below), the Americans with Disabilities Act, all as amended from time to time and any other federal, state or local laws or regulations regarding employment discrimination, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation.

7.        Without limiting the generality of the release provided above, Employee expressly waives any and all claims under the Age Discrimination in Employment Act that he may have as of the date hereof. Employee further understands that by signing this Agreement Employee is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of paragraph 4 that may have existed on or prior to the date hereof.

8.        Employee hereby acknowledges that Company has informed Employee that Employee has up to forty-five (45) days to sign this Agreement and may knowingly and voluntarily waive that forty-five (45) day period by signing this Agreement earlier. Employee also understands that Employee shall have seven (7) days following the date of execution within which to revoke it by providing a written notice revocation to Company. To be effective, such revocation must be received by Company no later than 5:00 p.m. on the seventh calendar day following its execution. In the event of revocation of this Agreement by Employee, this Agreement will be null and void and of no effect.

9.        Employee acknowledges that this Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of OREGON applicable to contracts made and to be performed entirely within such State.

10.      Employee acknowledges that Employee has read this Agreement, has been advised to consult with an attorney before signing this Agreement, and that Employee understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

11.      This Agreement shall take effect on the eighth (8th) day following Employee’s execution of this Agreement unless Employee’s written revocation is received by Company within seven (7) days after such execution.

12.      Employee agrees that Employee shall not, at any time, make any false, disparaging, derogatory or defamatory statements in public or in private regarding Company’s business affairs, business prospects, financial condition, directors, officers, employees or agents, and that of its parent(s), subsidiaries and affiliates, to any party, including, but not limited to, any media outlet, industry group, labor union, financial institution, or current or former employee, consultant, or customer of Company.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

EMPLOYEE
/s/ ANDREW P. HALLER
Andrew P. Haller

PACIFICORP

/s/ ERICH D. WILSON
By: Erich D. Wilson Title: Director, Human Resources